EXHIBIT 10.24

ALKAMI TECHNOLOGY, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 22, 2021 (the “Effective Date”), by and between Alkami Technology, Inc., a Delaware corporation (the “Company”), and Doug Linebarger (“Executive”). This Agreement amends and restates in its entirety the Executive Employment Agreement between Executive and the Company, dated March 5, 2018 (as amended, the “Prior Agreement”).

R E C I T A L S

WHEREAS, the Company desires to enter into an agreement documenting the terms of Executive’s continued employment with the Company as Chief Legal Officer;

WHEREAS, Executive also desires to document the terms and enter into such an agreement;

WHEREAS, Executive acknowledges Executive’s continuing obligations under the Employee Proprietary Information Agreement between Executive and the Company, dated March 5, 2018 (the “EPIA”);

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Executive as the Chief Legal Officer of the Company for the term of this Agreement; and

WHEREAS, Executive is willing to continue employment with the Company on the terms hereinafter set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. On the Effective Date, Executive will continue employment with the Company as the Chief Legal Officer of the Company. Executive will report directly to the Company’s President and Chief Executive Officer (the “CEO”). Executive shall provide senior leadership and support in the day to day legal, compliance and information security operations of the Company, shall perform business and professional services as are customarily associated with the position of Chief Legal Officer, and shall perform such other duties and functions as shall from time to time be reasonably assigned or delegated to Executive by the CEO or the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform the assigned duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided that Executive may serve as a compensated member of the board of directors of a third party of Executive’s choosing so long as such third party does not present a conflict of interest and Executive receives prior written consent of the CEO, with such consent not to be unreasonably withheld.

2. At-Will Employment. Subject to Sections 7, 8 and 9 below, the Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at-will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of no less than $330,000 per year, as modified from time to time at the discretion of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding).

(b) Annual Bonus. Commencing with the Effective Date, Executive will be eligible for a target annual bonus of up to forty-five percent (45%) of the Base Salary in each calendar year during the Employment Term as such bonus amount will be determined by the Board based on Executive’s achievement of specified performance goals as determined by the Board. Any bonus pursuant to this Section 3(b) shall be paid to Executive between February 1 and March 15 of the calendar year following the calendar year in which such bonus applies.

(c) Equity Awards.

(i) Executive has been granted options to purchase shares of the Company’s Common Stock (including any future stock or equity grants or awards, “Stock Options”) under the Alkami Technology, Inc. 2011 Long Term Incentive Plan (including any subsequent or successor plans, the “LTIP”) with an exercise price per share equal to the fair market value of one share of Common Stock on the date of the option grant as determined by the Board.

(ii) The Stock Options will vest in accordance with the terms of the respective stock option agreements evidencing such Stock Options (each, the “Applicable Option Agreement”). Each Applicable Option Agreement and each agreement evidencing any other equity award granted to Executive by the Company shall provide for the accelerated vesting in full of the Stock Options or other equity awards if either (x) the Stock Options or other equity awards are not assumed or continued or substituted (as such terms are used in the LTIP) for similar awards of at least equal value, in connection with a Change of Control (as defined below) or (y) the Stock Options or other equity awards are assumed, continued or substituted for similar awards of at least equal value in connection with a Change of Control, Executive’s employment is terminated without Cause (as defined below) by the Company or Executive resigns from Executive’s employment for Good Reason (as defined below), if such termination or resignation occurs either three (3) months prior to, or within two years following, the date of such Change of Control (such twenty-seven month period being the “Protection Period”) and Executive delivers a release of claims in accordance with Section 9(b) below that becomes effective and irrevocable within 60 days following such termination or resignation. For avoidance of doubt, the provisions of this paragraph supersede and override any conflicting terms set forth in the LTIP, the Applicable Option Agreement or any other agreement evidencing an equity award.

(iii) When determining the termination date of a Stock Option, and notwithstanding that the terms of the Applicable Option Agreement provide for a termination date that is three (3) months following the date of Executive’s termination of Continuous Service (each as defined in the Applicable Option Agreement) for any reason other than the termination of Executive’s Continuous Service by the Company for Cause, such termination date shall be extended until the date that is twelve (12) months following the earlier of (A) Executive’s termination of Continuous Service for any reason other than by the Company for Cause or (B) the original expiration date of the Stock Option. For avoidance of doubt, the provisions of this paragraph supersede and override any conflicting terms set forth in the LTIP or the Applicable Option Agreement.

(iv) Each Stock Option shall also be exercisable by a “net exercise” under which the Company will reduce the number of shares of Common Stock issued upon exercise of the Stock Option by the largest whole number of shares of Common Stock with a Fair Market Value (as defined in the Applicable Option Agreement) that does not exceed the sum of the aggregate exercise price payable for such shares and the withholding taxes due in connection with such exercise (calculated based on maximum statutory tax rates); provided, however, that the Company shall accept a cash or other payment from the Executive to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under the Stock Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Executive as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company and will be entitled to receive such other benefits as are approved by the Board. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Notwithstanding and without limiting the foregoing, during the Employment Term, Executive shall receive an expense allowance of $200 per calendar month for Executive’s cell phone/mobile data plan.

5. Vacation. Executive will be placed on the Company’s Peak Performance Vacation Plan with the timing and duration of specific vacations mutually and reasonably agreed to by Executive and the CEO.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination on Death or Disability.

(a) Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b) For purposes of this Section 7, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than ninety (90) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other Company plans or policies, as then in effect.

8. Involuntary Termination for Cause; Resignation without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, and Executive may at any time voluntarily resign without Good Reason. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement unless otherwise agreed by the parties. Resignation by Executive without Good Reason shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement unless otherwise agreed by the parties.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause or Executive’s resignation from employment without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination; (ii) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which she has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other Company plans or policies, as then in effect.

9. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause and Executive shall be entitled to resign with or without Good Reason, in each case at any time, subject to the following: If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or if Executive resigns with Good Reason, then, subject to the conditions and limitations of Sections 10(c) and 25 below (other than clauses (A) and (C) which shall not be subject to such conditions and limitations), Executive shall be entitled to receive: (A) Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of Base Salary (provided that in connection with a Change of Control where Executive’s employment is terminated without Cause by the Company or Executive’s resignation from Executive’s employment for Good Reason during the Protection Period then continuing severance pay shall instead be at a rate equal to one-hundred percent (100%) of Base Salary and one-hundred percent

(100%) of the annual target bonus amount for the year of termination and the pro rated annual target bonus amount for the year of termination), in each case as then in effect (less applicable withholding), for a period equal to twelve (12) months commencing from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices (the “Severance Payments”); (C) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which she has not yet been reimbursed; (D) the right to continue health care benefits under COBRA at Company’s cost for the first nine (9) months commencing from the date of termination and at Executive’s cost thereafter to the extent required and available by law (provided that in connection with a Change of Control where Executive’s employment is terminated without Cause by the Company or Executive’s resignation from Executive’s employment for Good Reason during the Protection Period then the right to continue health care benefits under COBRA at Company’s cost for the first twelve (12) months commencing from the date of termination and at Executive’s cost thereafter); (E) accelerated vesting of any then outstanding Stock Options or other equity awards (to the extent not fully-vested) as and to the extent provided in Section 3(c)(ii) hereof, (F) any earned, but unpaid bonuses owed to the Executive according to the normal payout practices, and (G) no other severance or benefits of any kind, unless required by law or pursuant to any other Company plans or policies, as then in effect. If (1) any plan pursuant to which COBRA benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the COBRA benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company COBRA subsidy under clause (B) above shall thereafter be paid to Executive in substantially equal monthly installments over the remaining coverage period.

(b) Conditions Precedent. Any severance payments and/or benefits contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the EPIA, which are incorporated herein by reference; (ii) delivering prior to or contemporaneously with the commencement of any such severance payments, and not revoking, a general release of claims relating to Executive’s employment and/or this Agreement against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form acceptable to the Company or its successor that becomes effective and irrevocable within sixty (60) days following the applicable termination of employment; and (iii) in the event of a resignation for Good Reason, providing the CEO with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Executive. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 9(a) above if Executive thereafter resigns from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under Section 9(a) will be paid and/or provided until after the expiration of any relevant revocation period (according to applicable law). Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with Company plans or policies, as then in effect.

(c) Suspension of Severance Payments Based Upon Detrimental Conduct. In addition to the Conditions Precedent in subsection (b), above, the Company’s obligation to provide the Severance Payments shall immediately and permanently cease immediately upon Executive’s engagement in Detrimental Conduct. For purposes of this paragraph, “Detrimental Conduct” shall mean: (i) any violation of the EPIA; (ii) Executive is or becomes a principal, owner, officer, director, stockholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Competitor (as defined below); or (iii) Executive is or becomes a partner or joint venturer in any business or other enterprise or undertaking with a Competitor. For purposes of this paragraph, “Competitor” shall mean any entity, or other business concern that offers or plans to offer products or services that are competitive in any way with any of the products or services being manufactured, offered, marketed, or are actively developed by the Company or any of its affiliates as of the date Executive’s employment ends; provided, however that it does not include a division or subsidiary of such a business so long as that division or subsidiary does not offer or plan to offer products or services that are competitive with the Company in any way (and provided that Executive does not provide advice or other services to the competing business portion of such business).

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s continued failure to substantially perform the duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the CEO, is not cured to the reasonable satisfaction of the CEO within thirty (30) days after receipt of written notice from the CEO of such failure; (ii) Executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the CEO from time to time which failure, if curable in the discretion of the CEO, is not cured to the reasonable satisfaction of the CEO within thirty (30) days after receipt of written notice of such failure from the CEO; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that results in a substantial gain or personal enrichment of Executive at the expense of the Company; (iv) Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company’s business, financial condition, good will or reputation; (v) Executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; or (vi) Executive’s material breach of the terms of this Agreement or the EPIA.

(b) Change of Control. For purposes of this Agreement, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) a material reduction of the level of Executive’s Base Salary and/or Annual Bonus target amounts (except where there is a general reduction applicable to the management team generally), (ii) a material reduction in Executive’s overall responsibilities or authority, or scope of duties; or (iii) a material change in the geographic location at which Executive must perform the services described herein; provided, that in no instance will the relocation of Executive to a facility or a location of twenty-five (25) miles or less from Executive’s then current office be deemed material for purposes of this Agreement.

11. Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered by email or personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the party to be notified at the address or facsimile number indicated for such party on the signature page to this Agreement, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon email delivery or personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

13. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Confidentiality. During the Employment Term and thereafter, Executive agrees to use Executive’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, including any documents incorporated by reference, the consideration for this Agreement (hereinafter collectively referred to as “Employment Information”); provided that this section shall not prohibit discussions revealing Employment Information to Executive’s family and advisors. Executive agrees to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information.

15. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

16. Company Matters.

(a) Employee Proprietary Information Agreement. Executive acknowledges and agrees that Executive shall continue to be bound and shall abide by the terms of the EPIA, including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b) Ventures. If, during employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of employment, Executive shall immediately (and with contemporaneous effect) be deemed to resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

(d) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about the rights and obligations under this Agreement and the EPIA.

17. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes (with the sole exception of those disputes that may arise from the EPIA, which shall be resolved in accordance with the dispute resolution procedures set forth therein) with Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth by the American Arbitration Association (“AAA”) for the resolution of employment disputes and pursuant to Texas law, which shall be held in Dallas County, Texas. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Any arbitration will be administered by AAA and a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”). The arbitration proceedings will allow for discovery according to the Rules. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall issue a written decision including findings of fact and conclusions of law on the merits of its award. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. To the extent permitted by law, the Company shall pay the administrative fees associated with the arbitration, except for the first $200.00 in administrative fees for any arbitration that is initiated by Executive, and Company and Executive shall separately pay independent counsel fees and expenses. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.

(c) Remedy. Arbitration shall be the sole, exclusive and final remedy for any dispute (with the sole exception of those disputes that may arise from the EPIA, which shall be resolved in accordance with the dispute resolution procedures set forth therein) between Executive and the Company. Accordingly, except as otherwise provided herein, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

(d) Availability of Equitable Relief. Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the EPIA. In the event that either party seeks such relief, no bond shall be required and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving Dallas County, Texas.

(e) EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

18. Integration. This Agreement, together with the EPIA, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral regarding the same, including the Prior Agreement. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Waiver. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

21. Governing Law. This Agreement will be governed by the laws of the State of Texas, without regard for conflicts of law provisions.

22. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from independent counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

24. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

25. Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

26. Section 409A.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

(b) Section 409A Compliance; Payment Delays.

(i) Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the severance payments payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s Separation from Service benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 25(b)(i) shall be paid in a lump sum to Executive (or Executive’s estate).

(ii) The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(iii) Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement that would be considered “non-qualified deferred compensation” under Section 409A of the Code and are payable within sixty days following Executive’s termination of employment and conditioned on Executive’s delivery of the general release described in Section 9(b) (the “Release”), payment of such amounts will be measured from Executive’s date of termination, but shall commence on the 60th day following Executive’s date of termination (the “Payment Commencement Date”), provided that on or before the Payment Commencement Date, Executive shall have executed the Release (which form shall be delivered to Executive by the Company within five days following the Termination Date) and the revocation period applicable to the Release shall have expired; and provided further, that the first payment will include an amount equal to all payments that would have been made between the Termination Date and the Payment Commencement Date if such payments had commenced on the Company’s next regularly scheduled payroll date following the Termination Date.

(c) Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any provision of this Agreement violates Section 409A of the Code and/or Treasury Regulations issued under Section 409A of the Code, such that amounts would be taxable to Executive prior to payment, the Company and Executive agree to negotiate in good faith to revise or strike such provision (and take any other action reasonably necessary) to preserve the intent hereof to the extent permissible under Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code and applicable guidance issued by the Internal Revenue Service. Notwithstanding anything to the contrary in this Agreement, the Company does not guarantee any particular tax result to Executive relating to amounts payable under this Agreement. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(d) In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 25(d) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

EXHIBIT 10.24

IN WITNESS WHEREOF, each of the parties has executed this Executive Employment Agreement as of the day and year first above written.

“COMPANY”

ALKAMI TECHNOLOGY, INC.

By:	Mike Hansen

Address:

Alkami Technology, Inc.
Attention: President & CEO
5601 Granite Parkway, Suite 120
Plano, TX 75024

“EXECUTIVE”

/s/ Douglas A. Linebarger
Doug Linebarger

Address:

5601 Granite Parkway, Suite 120
Plano, TX 75024